Exhibit (10.33)
S&P RATINGS SERVICES
PAY RECOVERY POLICY
Effective October 1, 2014

A.	Purpose and Coverage
The Standard & Poor’s Ratings Services Pay Recovery Policy (this “Policy”) provides for the recovery of Recoverable Pay in the event of a Recovery Event (as such terms are defined below). The President and Chief Risk Officer of Standard & Poor’s Ratings Services (“S&P Ratings”) will have primary responsibility for administering the Policy, including the authority to interpret the Policy and, after consulting with the Chief Executive Officer of McGraw Hill Financial Inc. (“MHF”), to amend or terminate the Policy.
Recoverable Pay: Recoverable Pay includes the following: (i) short-term cash incentive paid to a Covered Individual (as defined below) for a performance period beginning on or after January 1, 2014; (ii) long-term cash and equity-based incentive compensation that is determined or that vests based on the achievement of performance criteria and that is granted, paid or credited to a Covered Individual on or after January 1, 2015; and (iii) (x) stock options and stock appreciation rights (whether vested or unvested) that have not been exercised prior to the occurrence of a Recovery Event, (y) unvested restricted stock and (z) restricted stock units (whether vested or unvested) that have not been settled through the delivery of cash or securities, and which, in the case of any such equity award described in the foregoing clauses (x), (y) and (z), are granted to a Covered Individual on or after January 1, 2015. Recoverable Pay as so defined includes both incentive compensation that is determined or that vests based on the achievement of performance criteria or on the basis of continued service (time-based criteria) as well as incentive compensation that is awarded on a discretionary or ad hoc basis.
Recoverable Pay does not include: (i) base salary (whether paid currently or deferred); (ii) signing grants or awards made to compensate a Covered Individual for any compensation or compensation opportunity at a prior employer that is forfeited in connection with the Covered Individual’s resignation of employment with his or her prior employer; (iii) shares of stock (or other consideration) received by the Covered Individual upon the exercise (prior to the occurrence of a Recovery Event) of an option or stock appreciation right, the vesting of restricted stock or the settlement of restricted stock units; (iv) company contributions to retirement plans; or (v) the value of any health, welfare or similar employee benefits that are provided by S&P Ratings to a Covered Individual (as defined below).

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S&P Ratings may also attempt to recover from equity-based incentive compensation plans (vested and unvested) that were made or credited prior to January 1, 2015 to the extent such recovery is legally possible.
Covered Individuals:

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S&P Ratings employees at Grades 11 or above (“Covered Individuals”). Covered Individuals include both active and former employees. For the avoidance of doubt, an individual who is a Covered Individual as of the date of his or her termination of employment from S&P Ratings will continue to be a Covered Individual for the balance of the applicable Coverage Period (as defined below) following the termination of employment.

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Certain Covered Individuals may also be covered by a pay recovery or other “clawback” policy maintained by MHF or one of its affiliates, including without limitation the McGraw Hill Financial Pay Recovery Policy. To the extent that a Recovery Event may also give rise to a right on the part of MHF or one of its affiliates to reduce or require repayment of compensation pursuant to such other policy, S&P Ratings and MHF will coordinate so that the Covered Individual’s compensation will be reduced, or repayment required, only once (that is, no “double recovery” for a single Recovery Event).

Coverage Period:

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The “Coverage Period” means (i) the relevant performance period relating to any Recoverable Pay that is performance-based and (ii) the vesting or service period for any Recoverable Pay that is time-based or awarded on a discretionary basis or ad hoc basis, plus, in each case, the 24-month period following the end of the relevant performance period, time-vesting period or date of award of discretionary Recoverable Pay.

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For the avoidance of doubt, it is noted that a Recovery Event with respect to a Covered Individual may occur after that individual’s termination of employment with S&P Ratings, but not after the end of the Coverage Period relating to any item of Recoverable Pay.

B.	Management Reviews and Recommendations
Responsibility for applying the Policy to the Recoverable Pay of Covered Individuals and for making all determinations relating to recovery of all or any portion of the relevant Covered Individual’s Recoverable Pay will be allocated as follows:

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Covered Individual(s)	Responsible Party
President of S&P Ratings	Independent members of the MHF Board of Directors (“Independent Directors”) upon the recommendation of the Compensation and Leadership Development Committee of the MHF Board of Directors
Chief Risk Officer of S&P Ratings	Chief Executive Officer of MHF and the President of S&P Ratings
Members of the S&P Ratings Global Executive Committee	President and Chief Risk Officer of S&P Ratings
Other Covered Individuals	President and Chief Risk Officer of S&P Ratings, subject to delegation of such responsibility, in whole or in part, to members of the S&P Ratings Global Executive Committee

The party with responsibility for applying the Policy pursuant to the foregoing guidelines will determine whether a Recovery Event has occurred, identify any amount of Recoverable Pay subject to adjustment based on the occurrence of a Recovery Event and recommend and, if applicable, take appropriate actions or adjustments for each item of Recoverable Pay that is identified.
The party responsible for determining whether a Recovery Event has occurred will consult with the Audit Committee of the MHF Board of Directors with respect to any event or circumstance that may constitute a Recovery Event and that relates to matters within the Audit Committee’s jurisdiction.

C.	Recovery Event
A “Recovery Event” will be deemed to have occurred if one or more of the following occurs during the Coverage Period:

1.
Solely for the President and Chief Risk Officer of S&P Ratings and members of the S&P Ratings Global Executive Committee: a material recalculation or adjustment or other material redetermination or noncompliance with financial reporting requirements that results in an adjustment to the determination of the achievement of performance measures that were used to calculate the amount of Recoverable Pay, or similar events that result in a restatement or adjustment to financial or non-financial performance measures that were used to calculate the amount of Recoverable Pay.

2.
For all Covered Individuals: a material violation of one or more S&P Ratings’ policies or business unit or product risk parameters, policies or operating procedures resulting from the gross negligence, intentional wrongdoing or willful misconduct of a Covered Individual, that, in the judgment of the President and Chief Risk Officer of S&P Ratings or their delegate

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(or, in cases involving the President or Chief Risk Officer, in the judgment of the Independent Directors or Chief Executive Officer of MHF, respectively), has or will have a material negative impact on the business, financial condition or reputation of S&P Ratings.

3.
For Covered Individuals with supervisory or managerial responsibilities: a material failure to adequately supervise the administration and implementation of one or more S&P Ratings’ policies or business unit or product risk parameters, policies or operating procedures which results from gross negligence, intentional wrongdoing or willful misconduct, if such failure in the judgment of the President and Chief Risk Officer of S&P Ratings or their delegate (or, in cases involving the President or Chief Risk Officer, in the judgment of the Independent Directors or Chief Executive Officer of MHF, respectively), has or will have a material negative impact on the business, financial condition or reputation of S&P Ratings.

4.
For all Covered Individuals: (i) conviction of or plea of no contest or guilty to, a felony under U.S. federal or state law, or equivalent crime under the laws of any non-U.S. jurisdiction that, in the judgment of the President and Chief Risk Officer of S&P Ratings or their delegate (or, in cases involving the President or Chief Risk Officer, in the judgment of the Independent Directors or Chief Executive Officer of MHF, respectively), has or will have a material negative impact on the business, financial condition or reputation of S&P Ratings, provided, however, that if a Covered Individual is indicted for such a felony or other crime, the Coverage Period will be tolled until the final adjudication or other disposition of the indictment; or (ii) a determination by the President and Chief Risk Officer of S&P Ratings or their delegate (or, in cases involving the President or Chief Risk Officer, a determination by the Independent Directors or Chief Executive Officer of MHF, respectively) that the Covered Individual has engaged (A) in one or more acts or omissions in connection with the performance of services for S&P Ratings that involves fraud or a violation of applicable securities laws, or (B) in any illegal or unlawful activity (whether or not in the performance of duties to S&P Ratings) that, in the judgment of the President and Chief Risk Officer of S&P Ratings or their delegate (or, in cases involving the President or Chief Risk Officer, in the judgment of the Independent Directors or Chief Executive Officer of MHF, respectively), has a material negative impact on the business, financial condition or reputation of S&P Ratings.

S&P Ratings does not believe it is possible to anticipate all possible scenarios in which recovery might be appropriate and retains the discretion to identify other situations, including on a retroactive basis, that will constitute Recovery Events where such action is consistent with the principles set forth in this Policy or is required by any of S&P Ratings’ regulators.

D.	Consultation & Notice to S&P Ratings Board

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S&P Ratings shall consult and give written notice to members of the S&P Ratings Board on any policy amendments, events and actions taken as part of the S&P Ratings Pay Recovery Policy.

E.	Notice to Covered Individuals and Consent
S&P Ratings will provide written notice of the Policy to each Covered Individual and intends to include an appropriate reference to the Policy in the award documentation and other documents relating to Recoverable Pay. While a Covered Individual’s consent is not required in order for the Policy to apply to that Covered Individual, a Covered Individual’s acceptance of any award, grant or payment that constitutes Recoverable Pay will constitute that individual’s acceptance of and agreement to the application of the Policy.
S&P Ratings also intends to provide notice to a Covered Individual within 90 days following any determination under the Policy that a Recovery Event that may be applicable to the Covered Individual has occurred. If a determination is made under this Policy to pursue repayment and/or other remedies with respect to a Covered Individual, the Covered Individual will be notified of the steps that he or she is required to take to respond to the determination under the Policy. A Covered Individual, other than the President or Chief Risk Officer of S&P Ratings, may contest a determination to pursue repayment or other remedies by notifying the President of S&P Ratings of such contest no more than 20 days after the delivery of the notice of recovery to such Covered Individual. Any such contest shall be adjudicated by the President and Chief Risk Officer of S&P Ratings or their delegate (or, where the preliminary determination relates to the President and Chief Risk Officer, by the Independent Directors or Chief Executive Officer of MHF, respectively), whose determination shall be final and binding on all parties.

F.	Recoupment of excess payments
Amount of Recovery. The amount of recovery related to any Recovery Event will be determined based on all relevant facts and circumstances. The following general principles will apply:

1.
Where a Recovery Event consists of a material recalculation or adjustment or other material redetermination or noncompliance with financial reporting requirements that results in an adjustment to the determination of the achievement of the performance measures that were used to calculate the amount of Recoverable Pay, the amount of recovery generally will consist of the amount by which Recoverable Pay would have been different based on the redetermined achievement of the performance criteria pursuant to the Recovery Event.

2.
Where the Recovery Event does not relate to quantifiable performance measures, the amount of recovery will be proportional to the seriousness of the violation, act, omission or other event or circumstances constituting the Recovery Event and to its impact, or potential impact, on the

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business, reputation, financial results and/or regulatory standing of S&P Ratings with applicable oversight groups or agencies.

3.
Under no circumstances may the amount of recovery with respect to one or more Recovery Events exceed the Recoverable Pay of the relevant Covered Individual during the Coverage Period during which such Recovery Event(s) occur.

The party responsible for applying the Policy to a Covered Individual may adjust the amount for which recovery is sought to take account of the tax consequences of recovery to the Covered Individual.
Method of Recovery. When recovery of Recoverable Pay is authorized under the Policy, S&P Ratings may accomplish such recovery using any of the following methods, alone or in combination:

1.	Canceling outstanding awards of Recoverable Pay, whether or not vested.

2.	Reducing the amount of Recoverable Pay that is otherwise payable to the Covered Individual under any compensatory plan, program, or arrangement maintained by S&P Ratings;

3.	Withholding future amounts of Recoverable Pay that otherwise would be provided under S&P’s usually applicable compensation programs and practices; and/or

4.	Seeking repayment directly from the Covered Individual.
S&P Ratings’ recovery of Recoverable Pay under this Policy using any of the foregoing methods will be subject to applicable law. In addition, S&P Ratings will make reasonable efforts to structure any recovery to avoid adverse tax consequences for the affected Covered Individual; thus, for example, S&P Ratings will not seek recovery against amounts of nonqualified deferred compensation to the extent that such recovery would result in the imposition of additional tax on a Covered Individual pursuant to Section 409A of the Internal Revenue Code (or any successor statute).

G.	Other Policy Provisions
The Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Covered Individual that is (i) required pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (or any successor statute), (ii) required pursuant to any other statutory repayment requirement implemented at any time prior to or following the adoption of the Policy or (iii) contemplated by the terms of any S&P Ratings or MHF plan, program or agreement applicable to the Covered Individual.

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If any term of this Policy is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such term shall remain in force and effect to the maximum extent allowable and all non-affected terms shall remain fully valid and enforceable.

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